							Exhibit 2.1


	ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 4, 1996
	(the "Agreement"), among Clark Refining & Marketing, Inc. ("Assignor"), a Delaware corporation, J. ARON & COMPANY ("Assignee"), a New York partnership, Clark USA, Inc. ("Clark USA"), a Delaware corporation, and, solely for the limited purposes of Sections 4.06, 4.08, 4.10 and 4.12(a) hereof and no other, each of Occidental Petroleum Corporation ("OPC"), a Delaware corporation, Occidental C.O.B. Partners ("OCP"), a Delaware general partnership, and Occidental Crude Sales, Inc. (International) ("OCS") , a Delaware corporation.

	WHEREAS, the Assignor is a party to certain agreements set forth on Annex A and it desires to assign to Assignee, and Assignee desires to assume from Assignor, such agreements.

	WHEREAS, the Assignor acquired such agreements from Clark USA pursuant to an Assignment and Assumption Agreement dated as of October 3, 1996 between Clark USA and Assignor (the "USA Assignment" and, together with this Agreement, the "Agreements").

	NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

				    I. ASSIGNMENT AND ASSUMPTION

	SECTION 1.01. Assignment and Assumption. (a) For and in consideration of the Purchase Price (as defined below) the receipt whereof is hereby acknowledged by the Assignor, the Assignor does hereby sell, assign and transfer to the Assignee, effective as of 11:59 p.m. (the "Effective Time") on October 3, 1996 (the "Effective Date"), all of the Assignor's right, title and interest (i) in the agreements listed on Annex A annexed hereto (hereinafter referred to, individually and collectively, as the "Instruments") and (ii) in the USA Assignment.

	(b) The Assignee does hereby, for the benefit of the Assignor and the other parties to the Instruments, accept this assignment and expressly assume and agree to hereafter perform, observe and abide by all of the terms, covenants, conditions and obligations under the Instruments on the part of the Assignor to be kept, observed and performed thereunder, and the Assignee does hereby agree to defend and indemnify the Assignor, and save the Assignor and its successors harmless, of and from any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities, including reasonable attorneys' fees and disbursements, that the Assignor or the Assignor's successors may sustain or incur as a result of the failure of the Assignee, or

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	those claiming under or through the Assignee, from and after the
	Effective Time on the Effective Date, to keep, observe and perform any of the terms, covenants, conditions and obligations under the Instruments that are to be observed or performed from and after the Effective Time.

	SECTION 1.02. Purchase Price. The "Purchase Price" is $235,400,000.00 in immediately available funds delivered by wire transfer to an account designated by Assignor.

		      II.  REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

	As an inducement to Assignee to enter into this Agreement, each of Assignor and Clark USA hereby represents and warrants to Assignee as of the Effective Time on the Effective Date as follows (such representations and warranties to survive (i) for a period of six months after the Effective Time on the Effective Date in the case of Sections 2.01, 2.02, 2.03, 2.04 and 2.06, and (ii) into perpetuity in the case of Section 2.05) (provided, however, that the representations and warranties made by Assignor with respect to Sections 2.01, 2.02,
	2.03 and 2.04 are made only with respect to itself):

	SECTION 2.01.  Organization and Authority of Assignor.  Each of
	Assignor and Clark USA is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement and the USA Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Agreements by Assignor and Clark USA, the performance by Assignor and Clark USA of its obligations under the Agreements and the consummation by Assignor and Clark USA of the transactions contemplated by the Agreements have been duly authorized by all requisite action on the part of Assignor and Clark USA. Each Agreement has been duly executed and delivered by Assignor and Clark USA, and (assuming due authorization, execution and delivery by the other parties hereto in the case of this Agreement) each Agreement constitutes legal, valid and binding obligations of Assignor and Clark USA enforceable against Assignor and Clark USA in accordance with its terms.

	SECTION 2.02. No Conflict. The execution, delivery and performance of the Agreements by Assignor and Clark USA does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Assignor or Clark USA, (b) conflict with or violate any law or governmental order applicable to Assignor or Clark USA, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination,

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	amendment, acceleration, suspension, revocation or cancellation of any
	of the Instruments or of any other agreement binding on or affecting Assignor or Clark USA or any of either of their assets.

	SECTION 2.03. No Default. Each of the Instruments to which Assignor or Clark USA is a party is in full force and effect and is Assignor's or Clark USA's, as applicable, legal, valid and binding obligation, enforceable against Assignor or Clark USA, as applicable, in accordance with the terms thereof. To Assignor's and Clark USA's best knowledge, no party to an Instrument is in default thereunder or has breached any terms or provisions thereof. No third party has given Assignor or Clark USA notice of any claim, dispute or controversy with respect to any of the Instruments nor has Assignor or Clark USA received notice of alleged nonperformance, or other noncompliance by Assignor or Clark USA with respect to Assignor's and Clark USA's obligations under any of the Instruments. Neither Assignor or Clark USA is in default under any of the Instruments or has breached any terms or provisions thereof. The Instruments have not been amended or supplemented by agreement, course of conduct or otherwise, other than (i) by the Agreements, (ii) the reports and notices referenced in Section 2.06 hereof and (iii) notices delivered to Clark USA in connection with the matters referred to in
	Section 4.08 and no waivers have been granted thereunder. There are no other agreements or instruments that vary the terms of any of the Instruments. Attached hereto as Annex B are true, correct and complete copies of the Instruments.

	SECTION 2.04.  Title; No Liens   (a)  Immediately prior to the
	Effective Time on the Effective Date, Assignor had good and marketable title to each of the Instruments free and clear of any liens, claims or encumbrances of any kind (each, a "Lien"), including but not limited to any Lien of Universal Exchange Corporation ("UEC"), and the Assignor is hereby transferring to the Assignee pursuant to this Agreement, good and marketable title to each of the Instruments free and clear of any Liens.

	(b) Immediately prior to the execution and delivery of the USA Assignment, Clark USA had good and marketable title to each of the Instruments free and clear of any Liens, including but not limited to any Lien of UEC, and by executing and delivering the USA Assignment Clark USA transferred to Assignor good and marketable title to each of the Instruments free and clear of any Liens.

	SECTION 2.05. Delivery of Crude Oil. As of August 31, 1996, 1,452,000 barrels (in barrels of WTI) will have been delivered under the Instruments at an average WTI Reference Price of $20.03 per barrel (after deduction of the marketing fee of $0.25 per barrel)

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	SECTION 2.06.  Reports and Information.  Attached hereto as Annex C are
	true, correct and complete copies of all reports and notices furnished to Assignor or Clark USA in connection with the Instruments. The Assignor has no reason to believe that such information is not accurate in all material respects.

		     III. REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

	As an inducement to Assignor and Clark USA to enter into this Agreement, Assignee hereby represents and warrants to Assignor and Clark USA as of the Effective Time on the Effective Date as follows (such representations and warranties to survive for a period of six months after the Effective Time on the Effective Date):

	SECTION 3.01. Organization and Authority of Assignee. Assignee is a partnership duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Assignee, the performance by Assignee of its obligations hereunder and the consummation by Assignee of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Assignee. This Agreement has been duly executed and delivered by Assignee and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of Assignee, enforceable against Assignee in accordance with its terms.

	SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement by Assignee do not and will not (a) violate, conflict with or result in the breach of any provision of the partnership agreement or organizational documents of Assignee or (b) conflict with or violate any law or governmental order applicable to Assignee.

	SECTION 3.03. Assignee Business. Assignee is not, and is not an affiliate of, one of the twenty (20) largest international oil companies, as measured by revenue, as of the most recent calendar year for which such information is available.

				     IV. MISCELLANEOUS

	SECTION 4.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this

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	Agreement and the transactions contemplated hereby shall be paid
	by the party incurring such costs and expenses.

	SECTION 4.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.02):

	(a)     if to Assignor:

		Clark Refining & Marketing, Inc.
		8182 Maryland Avenue
		St. Louis, Missouri  63105-3721
		Attn:           Maura Clark
		Facsimile:      (314) 854-1580

	(b)     If to Clark USA

		Clark USA, Inc.
		8182 Maryland Avenue
		St. Louis, Missouri  63105-3721
		Attn:           Maura Clark
		Facsimile:      (314) 854-1580

	(c)     if to Assignee:

		J. Aron & Company
		85 Broad Street
		New York, New York 10004
		Attn:           W. Thaddeus Miller
		Facsimile:      212-902-3876

	(d)     if to OPC:

		Occidental Petroleum Corporation
		10889 Wilshire Blvd.
		Los Angeles, California  90024
		Attn:           Treasurer
		Facsimile:      (310) 443-6661

	(e)     if to OCS:

		Occidental Crude Sales, Inc. (International)
		1200 Discovery Drive
		Bakersfield, California  93309-7008
		Attn:           Lynn T. Boulware,
		Director of Financial Services
		Facsimile:      (805) 321-6829
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	(f)     if to OCP:

		OXY USA, Inc.
		1200 Discovery Drive
		Bakersfield, California  93309-7008
		Attn:           Lynn T. Boulware,
		Director of Financial Services
		Facsimile:      (805) 321-6829

	SECTION 4.03. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

	SECTION 4.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

	SECTION 4.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

	SECTION 4.06. Assignment; Parties in Interest. No party to this Agreement (or any assignee of a party to this Agreement or any assignee of such assignee) shall have the right to assign its rights and obligations under this Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld); provided, however, that, without any consent of any other party to this Agreement being necessary, (i) Assignee may assign all or any portion of its rights and obligations under this Agreement to The Goldman Sachs Group, L.P. (including any successor entity, "Group") or any company a majority of the voting interests in which are owned or controlled by Group and (ii) in connection with any securitization of this Agreement (the "Securitization") Assignee and any Securitization vehicle shall have the right to assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any Securitization vehicle that assumes such obligations. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto (and any Securitization vehicle or other proper assignee of the Assignee or any Securitization vehicle in accordance with this Section 4.06), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement provided that the provisions of Section 1.01(b) and Section 3.03 shall also be for the benefit of the other parties to the Instruments. Each party to this

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	Agreement acknowledges and agrees that the provisions of this Section
	4.06 pertain only to assignments of the rights and obligations of the parties under this Agreement and do not pertain, and have no effect on, the right of the Assignee to assign or otherwise dispose of the Instruments (it being understood that the right of the Assignee or any successor to assign or otherwise dispose of the Instruments or any of its rights or obligations thereunder shall be governed solely by the terms of the Instruments).

	SECTION 4.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. With respect to any suit, action or proceedings relating to this Agreement, each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and federal courts located in the Borough of Manhattan in New York City and of the courts of the State of Missouri and federal courts located in St. Louis.

	SECTION 4.08. Contract Crude Oil. OCP acknowledges that (i) the provisions of Section 2.04 of the Purchase Contract (as defined in Annex A) shall be of no force or effect, and (ii) it has no, and waives any, right pursuant to Section 2.04 of the Purchase Contract to reduce the number of Barrels of Contract Crude Oil (both as defined in such Purchase Contract) it is obligated to deliver.

	SECTION 4.09. Indemnification. Each of the Assignor and the Assignee agrees to indemnify the other from and hold it harmless against any and all losses, damages, liabilities, claims and costs (including attorneys fees) which the indemnified party may sustain by reason of any breach by the indemnifying party of any of the representations, warranties and agreements by the indemnifying party contained in this Agreement. Each of the Assignor and the Assignee acknowledges that its obligations under this Section 4.09 shall survive any assignment of its rights and obligations under this Agreement made in accordance with Section 4.06.

	SECTION 4.10. Further Assurances. Each of Assignor, Clark USA, OPC, OCS and OCP agrees to execute and deliver such additional documents, and take such additional steps, as either Assignee or any proper transferee from Assignee in accordance with Section 4.06 (including a Securitization vehicle) may reasonably request in order to more fully give effect to the

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	sale, assignment, transfer and assumption provided
	for in Article I and to assist in the consummation of the Securitization, provided, however, that neither OPC, OCS or OCP shall be required to execute and deliver any document or take any action if the result thereof is to (i) cause such party to incur any expense which is not reimbursed to it by Assignee or a proper transferee of Assignee in accordance with Section 4.06 or (ii) subject OPC, OCS or OCP to liability. Each of OCP, OCS and OPC also acknowledges that Assignee is planning a Securitization and will make a standard non-petition covenant with respect to any bankruptcy remote Securitization vehicle upon the request of one or more rating agencies.

	SECTION 4.11. Interpretations. (a) It is Assignor's and Clark USA's understanding that for purposes of Section 1 of the L/C Agreement (as defined in Annex A), if an amount is drawn under the L/C (as defined in Annex A), and it is determined (through arbitration, by agreement of the parties or otherwise) that a portion of such draw was made for a purpose permitted under the L/C Agreement (the "Permitted Amount") and that the balance of such draw was not made for a purpose permitted under the L/C Agreement (the "Impermissible Amount") , OPC (i) shall be required in accordance with the terms of the L/C Agreement to cause the amount available to be drawn under the L/C to be increased by an amount equal to the Permitted Amount and (ii) shall be entitled to receive a refund of an amount equal to the Impermissible Amount from the person that drew it.

	(b) It is Assignor's and Clark USA's understanding that all references to "WTI (at Cushing, Oklahoma), as published in Platt's" in the definition of "WTI Reference Price" in any of the Instruments refers to the WTI price on line 1 in Platt's Oilgram Price Report.

	SECTION 4.12. Miscellaneous. (a) Each of OCS and OCP shall deliver to Assignee (with a copy to Assignor) (in each case in accordance with Section 4.02) information (including, without limitation, monthly statements) of the type and content that have been furnished to Clark USA in connection with any of the Instruments on a similar schedule.

	(b) Assignor agrees to instruct OCS and OCP (i) to make all payments that OCS is obligated to make pursuant to the Marketing Contract
	(as defined in Annex A) in respect of Delivery Dates (as defined in the Marketing Contract) on or after September 1, 1996 to Assignee and (ii) to replace Assignor with Assignee in all oil contracts entered into pursuant to the Purchase Contract and the Marketing Contract (both as defined in Annex A) after the Effective Date.

	SECTION 4.13.  Use of Proceeds   Assignor agrees to use and apply all
	amounts received pursuant to Section 1.02 hereof in accordance with the terms of each agreement binding on or affecting Assignor or Clark USA or any of their respective assets, including, without limitation, the following: (i) the Indenture dated as of September 15, 1992, as amended, between Assignor and Nationsbank of Virginia, N.A., as Trustee, relating to $175,000,000 9-1/2% Senior Notes due September 15, 2004;
	(ii) the Indenture dated as of December 1, 1991, between Assignor and Sovran Bank, NA., as Trustee, relating to $225,000,000 10-1/2% Senior Notes due December 1, 2001; (iii) the Indenture dated as of May 15, 1993, as amended, between Clark USA and Bankers Trust Company, as Trustee, relating to $264,000,000 Senior Secured Zero Coupon Notes due 2000; and (iv) the Indenture dated as of December 1, 1995, between Clark USA and The Chase Manhattan Bank, N.A., as Trustee, relating to $175,000,000 Senior Notes due 2005.

	IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

					CLARK REFINING & MARKETING, INC.

					By:     /s/  M. J. Clark

					Name:   Maura J. Clark

					Title:  Executive Vice President
					& Chief Financial Officer


					CLARK USA, INC.

					By:     /s/  M. J. Clark

					Name:   Maura J. Clark

					Title:  Executive Vice President
					& Chief Financial Officer


					J. ARON & COMPANY

					By:     /s/  Steven M. Schultz

					Name:   Steven M. Schultz

					Title:  Partner

As of the date first written above, the undersigned hereby consent to the terms hereof, and on their own behalf acknowledge and agree to the provisions of Sections 4.06, 4.08, 4.10 and 4.12(a).

					OCCIDENTAL PETROLEUM CORPORATION


					By:     /s/  John W. Alden

					Name:   John W. Alden

					Title:  Assistant Secretary and
						Assistant Treasurer


					OCCIDENTAL C.O.B. PARTNERS
					By OXY USA, Inc., its Managing Partner

					By:     /s/  John W. Alden

					Name:   John  W. Alden

					Title:  Assistant Secretary


					OCCIDENTAL CRUDE SALES, INC.
					(INTERNATIONAL)

					By:     /s/  Linda S. Peterson

					Name:   Linda S. Peterson

					Title:  Vice President and Secretary

Annex A

1. Crude Oil Purchase Contract (the "Purchase Contract"), dated as of December 1, 1995, between Occidental C.O.B. Partners and Clark U.S.A., Inc.

2. Crude Oil Marketing Contract (the "Marketing Contract"), dated as of December 1, 1995, between Clark U.S.A., Inc. and Occidental Crude Sales, Inc. (International) ("OCS").

3. Guaranty, dated as of December 1, 1995 (the "Guaranty"), from Occidental Petroleum Corporation in favor of Clark U.S.A., Inc. of the obligations of OCP and OCS under the Purchase Contract and the Marketing Contract, respectively.

4. Letter of Credit Agreement (the "L/C Agreement"), dated as of December 1, 1995, between Clark U.S.A., Inc. and Occidental Petroleum Corporation.

5. Designation Agreement, dated as of December 1, 1995, between Clark USA, Inc. and Occidental C.O.B. Partners.

6. Irrevocable Letter of Credit No. LASB-226690 dated (the "L/C") November 28, 1995, as amended, issued by the Bank of America National Trust and Savings Association in favor of Clark USA, Inc.